Exhibit 99.2

Casella Waste Systems, Inc. Announces Early Settlement of Tender Offer and Consent Solicitation and Notice of Redemption of Notes

RUTLAND, VERMONT (February 7, 2011) — Casella Waste Systems, Inc. (NASDAQ: CWST)(the “Company”), a regional solid waste, recycling, and resource management company, announced today the early settlement of its previously announced cash tender offer and consent solicitation (the “Offer”) with respect to the 9.75% Senior Subordinated Notes due 2013 (CUSIP Number 147448AB0) (the “Notes”) of the Company.

As of 5:00 p.m., New York City time, on February 4, 2011 (the “Consent Time”), $166,830,000 of the principal amount of the Notes had been validly tendered and not withdrawn, which represented approximately 85.55% of the outstanding aggregate principal amount of the Notes.  Today (the “Early Settlement Date”), the Company accepted for purchase and made payment for (the “Early Settlement”) all of the Notes that were validly tendered at or prior to the Consent Time.

Holders of Notes who tendered their Notes at or prior to the Consent Time received $1,003.75 for each $1,000 in principal amount of the Notes validly tendered (which included a consent payment of $10.00 per $1,000 in principal amount of Notes), plus any accrued and unpaid interest up to, but not including, the Early Settlement Date.

Through the Offer, the Company received the requisite consents from holders of Notes to approve amendments to the indenture under which the Notes were issued to remove substantially all of the restrictive covenants and certain events of default relating to the Notes.  In connection with the Early Settlement, the Company entered into a supplemental indenture effecting these amendments.  The amendments are binding on all non-tendering holders and affect the Notes that remain outstanding.

Holders who have not yet tendered their Notes pursuant to the Offer may continue to tender their Notes under the Offer for the tender offer consideration of $993.75 per $1,000 in principal amount of Notes, plus accrued and unpaid interest.  The Offer will expire at 8:00 a.m., New York City time, on February 22, 2011, unless extended.  The Company expects the final settlement date, if any, to occur promptly after the expiration of the Offer.

The Company also announced today that it has called for redemption on March 9, 2011 (the “Redemption Date”) all of the Notes that remain outstanding on the Redemption Date.  All Notes outstanding on the Redemption Date will be required to be surrendered to the Company for redemption at a price of $1,000 per $1,000 in principal amount of Notes, plus accrued and unpaid interest to, but not including, the Redemption Date.

This press release does not constitute an offer to purchase the Notes. The Offer is made solely pursuant to the Offer to Purchase and Consent Solicitation Statement dated January 24, 2011.  The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Casella Waste Systems, Inc.

Casella Waste Systems is an integrated solid waste and resource management company headquartered in Rutland, Vermont. For further information, investors should contact Ned Coletta, director of investor relations at (802) 772-2239; or visit Casella’s website at http://www.casella.com.

Contact:

Ned Coletta

(802) 772-2239

http://www.casella.com